Exhibit 16.1

October 15, 2026

Securities and Exchange Commission
100 F Street, N.E.

Washington, DC 20549

Dear Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K dated October 15, 2026, to be filed by our former client, Espey Mfg. & Electronics Corp. We agree with the statements concerning our Firm contained in Item 4.01 of such Form 8-K. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC